UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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OPTIMUMBANK HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OPTIMUMBANK HOLDINGS, INC.

2477 East Commercial Boulevard

Fort Lauderdale, Florida 33308

(954) 776-2332

November [25], 2008

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of OptimumBank Holdings, Inc. The meeting will be held on December [19], 2008 at 10:00 a.m., local time, at the executive offices of OptimumBank, located at 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308.

The enclosed notice of special meeting and proxy statement describe the formal business to be transacted at the special meeting, which will include a proposal to approve an amendment to our articles of incorporation to authorize our board of directors to issue shares of preferred stock. We are asking for your approval of this amendment in order to enable us to take advantage of what we believe is a very attractive capital raising opportunity proposed by the U.S. government. Recently, the U.S. Department of Treasury announced the establishment of the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”), under which Treasury plans to invest up to $250 billion in U.S. financial institutions by purchasing preferred stock from these institutions. Our current articles of incorporation do not permit the issuance of preferred stock. Therefore, in order for us to participate in the TARP Capital Purchase Program, we are asking our shareholders to approve a proposed amendment to our articles of incorporation to authorize the issuance of preferred stock. The proposed amendment would also provide our board of directors with the flexibility to issue additional shares of preferred stock in other capital raising transactions, though no specific issuances of preferred stock outside of the TARP Capital Purchase Program are presently contemplated.

Although we currently have capital well in excess of that required to be considered well-capitalized under banking regulations, we, like other financial institutions, continue to face extremely challenging market conditions. Our board of directors believes that the TARP Capital Purchase Program will provide us with additional capital on favorable terms and afford us additional flexibility in addressing the challenges and opportunities in current markets.

If we are allowed to participate in the TARP Capital Purchase Program, we would issue and sell to the U.S. Department of the Treasury shares of new preferred stock for cash consideration of approximately $4.6 million.

Our board of directors unanimously recommends that you vote FOR the proposed amendment to our articles of incorporation.

Whether or not you expect to attend the special meeting in person, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States) or submit your proxy over the Internet or by telephone. For further details, see “About the Special Meeting - How do I vote?” in the enclosed proxy statement.

Sincerely,

/s/ Albert J. Finch
Albert J. Finch
Chairman of the Board and Chief Executive Officer

OPTIMUMBANK HOLDINGS, INC.

2477 East Commercial Boulevard

Fort Lauderdale, Florida 33308

(954) 776-2332

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on December [19], 2008

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of OptimumBank Holdings, Inc. will be held on December [19], 2008 at 10:00 a.m., local time, at the executive offices of OptimumBank, located at 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308, to consider and act upon the following matters:

1.	A proposal to approve an amendment to OptimumBank Holding, Inc.’s articles of incorporation to authorize the issuance of up to 6,000,000 shares of preferred stock, no par value;

2.	A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposed amendment to the articles of incorporation; and

3.	The transaction of such other business as may properly come before the special meeting or at any adjournment or postponement thereof. Except with respect to the procedural matters incident to the conduct of the meeting, we are not aware of any other business to be brought before the meeting.

Only shareholders of record as of the close of business on November [14], 2008 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

You are cordially invited to attend the special meeting in person. However, whether or not you expect to attend the special meeting in person, we urge you to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States) or submit your proxy over the Internet or by telephone. This will ensure the presence of a quorum at the special meeting and that your shares are voted in accordance with your wishes. For further details, see “About the Special Meeting - How do I vote?” in the enclosed proxy statement.

By Order of the Board of Directors

/s/ Albert J. Finch
Albert J. Finch
Chairman of the Board and Chief Executive Officer

Fort Lauderdale

November [25], 2008

This notice of special meeting and proxy statement and form of proxy are first being distributed to shareholders on or about November [25], 2008.

OPTIMUMBANK HOLDINGS, INC.

2477 East Commercial Boulevard

Fort Lauderdale, Florida 33308

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER [19], 2008

This proxy statement contains information relating to a special meeting of shareholders of OptimumBank Holdings, Inc. (sometimes referred to as the “Company,” “we,” “us,” or “our”) to be held on December [19], 2008 beginning at 10 a.m., local time, at the executive offices of our subsidiary, OptimumBank (sometimes referred to as the “Bank”), located at 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308, and at any adjournments or postponements thereof.

ABOUT THE SPECIAL MEETING

Who is soliciting my proxy?

Our board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at the special meeting.

What is the purpose of the special meeting?

At the special meeting, shareholders will act upon the matters outlined in the accompanying notice of special meeting, including:

•	Proposal One: A proposal to approve an amendment to our articles of incorporation to authorize us to issue up to 6,000,000 shares of preferred stock (the “Articles Amendment Proposal”); and

•

Proposal Two: A proposal to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the Articles Amendment Proposal (the “Adjournment Proposal”).

Except with respect to the procedural matters incident to the conduct of the meeting, we are not aware of any other business to be brought before the meeting.

Why is the Company seeking to amend its articles of incorporation to authorize the issuance of preferred stock?

If the proposed amendment to our articles of incorporation is approved, we will have the opportunity to raise low-cost capital on what we believe is very favorable terms under the recently enacted Emergency Economic Stabilization Act of 2008. On October 14, 2008, Treasury announced the establishment of the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”), under which Treasury will invest up to $250 billion in preferred stock of U.S. financial institutions, in each case in an amount equal to not less than 1% of the institution’s risk-weighted assets and not greater than the lesser of 3% of the institution’s risk-weighted assets or $25 billion. In conjunction with the purchase of an institution’s preferred stock, Treasury will receive warrants to purchase the institution’s common stock with an aggregate market value equal to 15% of the total amount of the preferred investment. Because our articles of incorporation currently do not authorize us to issue preferred stock, shareholder approval of the Articles Amendment Proposal authorizing preferred stock is necessary for us to be able to participate in the TARP Capital Purchase Program, assuming our application to participate in the program is approved by Treasury.

The Articles Amendment Proposal would also afford our board of directors the flexibility to set the terms of and issue additional preferred stock in other capital raising transactions without incurring the time and expense of seeking shareholder approval for particular issuances.

What will the consequences be if the Articles Amendment Proposal is not approved?

If the Articles Amendment Proposal is not approved by shareholders, we will not be able to participate in the TARP Capital Purchase Program, even if we are approved by Treasury, or have the ability to issue preferred stock in other capital raising transactions.

Who is entitled to vote at the special meeting?

Only shareholders of record as of the close of business on the record date, November [14], 2008, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the special meeting or any adjournment or postponement thereof. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon at the special meeting. The total number of shares of our common stock outstanding on the record date and eligible to cast votes at the special meeting is 3,120,992.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to vote in person at the special meeting.

How many votes must be present to hold the special meeting?

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 1,560,497 shares, will constitute a quorum at the special meeting. For purposes of determining a quorum, proxies received but marked as abstentions and broker non-votes will be treated as shares that are present and entitled to vote. A broker non-vote occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter because it has not received voting instructions from its customer, as the beneficial owner of the securities. It is expected that brokers will not have discretionary authority to vote on the Articles Amendment Proposal or the Adjournment Proposal if they do not receive voting instructions from their customers.

How do I vote?

You may vote your shares either in person at the special meeting or by proxy whether or not you attend the special meeting. Shares held in your name as the shareholder of record may be voted in person at the special meeting. Shares held beneficially in street name may be voted in person at the special meeting only if you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Shareholders whose shares are registered in their own names may vote by submitting a proxy via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the meeting in the manner you direct. Granting a proxy will not affect your right to vote your shares if you attend the special meeting and want to vote in person; by voting in person you will revoke your proxy. You may also revoke your proxy at any time before the vote at the meeting by providing our President, Richard L.

Browdy, written notice of your revocation or by submitting a proxy bearing a later date via Internet, telephone or mail. If you submit your proxy but do not mark your voting preferences, the proxy holders will vote your shares FOR approval of the Articles Amendment Proposal and FOR approval of the Adjournment Proposal.

If your shares are registered in the name of a broker or other nominee, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

Can I change my vote?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the special meeting. If you are the shareholder of record, you may change your vote by granting via the Internet, telephone or mail a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our President, Richard L. Browdy, prior to your shares being voted, or by attending the special meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker or other nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How are votes counted?

With respect to each of the Articles Amendment Proposal and the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you submit your proxy without giving specific voting instructions, your shares will be voted in accordance with the recommendations of our board of directors (“FOR” the Articles Amendment Proposal, “FOR” the Adjournment Proposal and in the discretion of the proxy holders on any other matters that properly come before the special meeting, or any adjournment or postponement thereof).

What vote is required to approve each proposal?

Proposal One: The affirmative vote of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting is required to approve the Articles Amendment Proposal. Abstentions and broker non-votes will have no effect on the Articles Amendment Proposal.

Proposal Two: The affirmative vote of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting is required to approve the Adjournment Proposal, if this proposal becomes necessary. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

Do shareholders have dissenters’ rights in regards to the proposal to amend our articles of incorporation?

Under applicable Florida law, our shareholders are not entitled to dissenters’ rights with respect to the proposal to approve and adopt the amendment to our articles of incorporation authorizing the issuance of preferred stock.

How does the board of directors recommend I vote on the proposals?

Unless you give other instructions on your proxy card, Richard L. Browdy and Albert J. Finch, the proxy holders, will vote in accordance with the recommendations of our board of directors. Our board of directors recommends a vote FOR the Articles Amendment Proposal and FOR the Adjournment Proposal.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors, or if no recommendation is given, in their own discretion.

Who will bear the costs of soliciting proxies for the special meeting?

We will bear the cost of soliciting proxies for the special meeting. We have retained Morrow & Co., LLC, to assist in the solicitation of proxies for a fee estimated to be approximately $6,000, plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of our shares of common stock. In addition to solicitations by mail, our directors, officers and employees, including those of the Bank, may solicit proxies personally, by telephone or otherwise, but will not receive any additional compensation for their services.

Who can help answer my questions?

If you have any questions or need any assistance in voting your proxy, please contact our proxy solicitor, Morrow & Co., LLC, at (800) 662-5200, or Richard L. Browdy, President of OptimumBank Holdings, Inc. directly at (954)  776-2332.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This following table sets forth information regarding the beneficial ownership of the common stock of as of November 14, 2008, for:

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

•	each other person known by us to own beneficially more than 5% of our common stock;

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. The persons named in the table have sole voting and investment power or have shared voting and investment power with a spouse with respect to all shares of common stock shown as beneficially owned by them, unless otherwise indicated in these footnotes. In addition, shares of common stock issuable upon exercise of options and warrants beneficially owned that are exercisable within sixty days of November [14], 2008, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, and the group as a whole, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address* of Beneficial Owners	Number of Shares Beneficially Owned		Percent of Class(13)
Directors and Executive Officers:

Albert J. Finch, Chairman of the Board and Chief Executive Officer	193,271	(1)	6.01%

Richard L. Browdy, President, Chief Financial Officer and Director	110,266	(2)	3.43%

H. David Krinsky, Director	328,431	(3)	10.43%

Gordon Deckelbaum, Director	204,425	(4)	6.49%

Sam Borek, Director	200,246	(5)	6.36%

Michael Bedzow, Director	134,623	(6)	4.29%

Larry Willis, Director	102,465	(7)	3.25%

Irving P. Cohen, Vice Chairman	70,298	(8)	2.24%

Wendy Mitchler, Director	28,176	(9)	.90%

Thomas A. Procelli, Executive Vice President, OptimumBank	45,549	(10)	1.45%

All directors and executive officers as a group (10 persons)	1,417,750	(11)	40.50%

Other Greater than 5% Shareholders

Hillard Garlovsky	185,775	(12)	5.95%

*	Unless otherwise indicated, the address of each of our directors and executive officers is OptimumBank Holdings, Inc., 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308.

Notes to beneficial ownership table:

(1)	Includes options to acquire 95,505 shares of common stock.
(2)	Includes options to acquire 95,505 shares of common stock; shares held by wife and children; and 10,673 shares pledged as security.
(3)

Includes options to acquire 28,943 shares of common stock; shares held by wife or children; shares held by entity controlled by reporting person; and 85,050 shares pledged as security. Reporting person’s address is c/o Maxim Properties, Inc., 21 East 40th Street, 12th Floor, New York, NY 10016

(4)	Includes options to acquire 28,943 shares of common stock; and 166,505 shares pledged as security.
(5)	Includes options to acquire 28,943 shares of common stock; shares held by wife or children; shares held by an entity controlled by reporting person; and 91,720 shares pledged as security.
(6)	Includes options to acquire 15,051 shares of common stock, and shares held by wife or children.
(7)	Includes options to acquire 28,943 shares of common stock; shares held by wife or children; and shares held by an entity controlled by reporting person.
(8)	Includes options to acquire 11,578 shares of common stock, and shares held by wife or children.
(9)	Includes options to acquire 17,635 shares of common stock.

(10)	Includes options to acquire 28,943 shares of common stock, and shares held by wife or children.
(11)	Includes options to acquire 379,719 shares of common stock.
(12)	The ownership information is based entirely on the information contained in a Schedule 13G, dated January 25, 2008, filed with the SEC by Hillard Garlovsky, whose address is 1761 Clendenin, Riverwoods, IL 60015.
(13)	Calculated based on 3,120,992 shares of common stock outstanding as of November 14, 2008, plus options exercisable within sixty days of November 14, 2008 for the individual or the group, as applicable.

PROPOSAL ONE: APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO

AUTHORIZE ISSUANCE OF UP TO 6 MILLION SHARES OF PREFERRED STOCK

General

Under the existing provisions of our articles of incorporation, we have the authority to issue up to 6,000,000 shares of common stock, but do not have the authority to issue preferred stock. Our board of directors has approved an amendment to our articles of incorporation to authorize up to 6,000,000 shares of preferred stock, no par value, subject to approval of the amendment by shareholders at the special meeting (the “Articles Amendment Proposal”). If the Articles Amendment Proposal is approved by shareholders, our board of directors will be authorized to provide for the issuance of preferred stock from time to time in one or more series and, in connection with the creation of any such series, to determine the rights, preferences, privileges and limitations of such series. The shares of preferred stock would be available for issuance without further action or voting by our shareholders, except as may be required by applicable law.

Reasons for Proposed Amendment

Our primary reason for authorizing the preferred stock is to provide us with the ability to participate in the TARP Capital Purchase Program. Financial institutions approved for participation in the TARP Capital Purchase Program will be able to sell shares of preferred stock on standardized terms to Treasury, as described below under “—Terms of the TARP Capital Purchase Program.” This preferred stock would qualify as Tier I capital for bank regulatory purposes. We applied to participate in the TARP Program November 10, 2008, requesting a preferred stock investment of $4.578 million, and are awaiting preliminary approval from the U.S. Treasury (“Treasury”). Although we are “well-capitalized” as of September 30, 2008 under applicable regulatory capital guidelines and our participation in the TARP Capital Purchase Program is purely voluntary, our board of directors believes the TARP Capital Purchase Program will allow us to add capital on favorable terms. Additional capital will position us to remain strong during extremely challenging market conditions, to add flexibility for future asset growth and to maintain our history of extending financing to new and existing clients. For this reason, we currently intend to participate in the TARP Capital Purchase Program, if our application is approved by Treasury. Because our articles of incorporation currently do not authorize us to issue preferred stock, however, shareholder approval of the Articles Amendment Proposal is necessary for us to participate in the TARP Capital Purchase Program.

The Articles Amendment Proposal would also afford our board of directors the flexibility to set the terms of and issue additional preferred stock in other capital raising transactions without incurring the time and expense of seeking shareholder approval for particular issuances. We have no present intention to issue any other series of preferred stock other than the preferred stock contemplated under the TARP Capital Purchase Program. However, if our articles of incorporation are amended to authorize the issuance of preferred stock, our board of directors would have discretion to establish different series of preferred stock and the rights, preferences, privileges, and limitations affixed to each series without further shareholder approval. Therefore, shareholders would have no input or right to approve the terms of any series of preferred stock, including the issuance of preferred stock to Treasury if we participate in the TARP Capital Purchase Program.

Terms of the TARP Capital Purchase Program

Under the TARP Capital Purchase Program, eligible financial institutions can generally apply to issue shares of preferred stock to Treasury in an amount equal to not less than 1% of the institution’s risk-weighted assets and not more than the lesser of 3% of the institution’s risk-weighted assets or $25 billion. Our risk-weighted assets as of September 30, 2008 were approximately $152.6 million, which would enable us to receive an investment from Treasury of between $1.526 million and $4.578 million. We have requested the maximum possible amount but may be approved to receive less or not be approved at all. It is expected that if our application is preliminarily approved by Treasury, we will then have 30 days to satisfy all requirements for participation in the TARP Capital Purchase Program, including receipt of shareholder approval of the Articles Amendment Proposal and the execution and delivery of a securities purchase agreement with Treasury and other related documents and agreements.

As of September 30, 2008, our consolidated ratios of total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets were 18.98%, 18.5% and 11.07%, respectively. On a pro forma basis as of September 30, 2008, giving effect to an investment from Treasury of the maximum amount available under the TARP Capital Purchase Program of $4.578 million, these ratios would have been 21.98%, 21.50% and 12.86%, respectively.

General Terms of Senior Preferred Stock. If we participate in the TARP Capital Purchase Program, Treasury would purchase from us shares of cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share (the “Senior Preferred Stock”). The Senior Preferred Stock would constitute Tier 1 capital and would rank senior to our common stock. Cumulative compounding dividends would be payable on the Senior Preferred Stock quarterly in arrears at a rate of 5% per annum for the first five years and 9% per annum after year five.

The shares of Senior Preferred Stock would be non-voting shares, but would have class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Stock; (ii) any amendment that adversely affects the rights of the holders of the Senior Preferred Stock; or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the holders of the Senior Preferred Stock. In the event the cumulative dividends described above were not paid in full for six dividend periods, whether or not consecutive, the holders of the Senior Preferred Stock would have the right to elect two directors of the Company. The right to elect directors would end when dividends have been paid in full for all prior dividend periods.

The shares of Senior Preferred Stock would be redeemable by us after three years at their issue price, plus any accrued and unpaid dividends. Prior to the end of three years after Treasury’s investment, the Senior Preferred Stock could only be redeemed by us using the proceeds of one or more offerings by us of other Tier 1 qualifying perpetual preferred stock or common stock or a combination of the two for cash (a “Qualified Equity Offering”), which yields aggregate gross proceeds to us of at least 25% of the issue price of the Senior Preferred Stock. Any such redemption must be approved by the Company’s primary federal bank regulator, the Board of Governors of the Federal Reserve System.

Treasury would be permitted to transfer the shares of Senior Preferred Stock to a third party at any time. The standardized investment agreements with Treasure require us to file a shelf registration statement with the Securities and Exchange Commission (the “SEC”) to permit the transferability of the shares of Preferred Stock, as well as the Warrants (defined below) and the shares of common stock underlying the Warrants, as soon as practicable after the date of Treasury’s investment in the Senior Preferred Stock. However, if an institution is not eligible to file a shelf registration statement using the SEC’s Form S-3 (as we are not), the institution will not be required to file the shelf registration statement unless and until requested to do so in writing by the Treasury. We will also be required to grant the Treasury “piggyback” registration rights giving it the right to include the Senior Preferred Stock, the Warrants and the common stock underlying the Warrants in any separate registration of our stock with the SEC.

Warrants. If we participate in the TARP Capital Purchase Program, we must also issue warrants (the “Warrants”) to Treasury to purchase a number of shares of our common stock having a market value equal to 15% of the aggregate liquidation amount of the shares of Senior Preferred Stock purchased by Treasury. The exercise price of the Warrants, and the market value for determining the number of shares common stock subject to the Warrants, would be determined by reference to the market value of our common stock on the date of Treasury’s acceptance of our participation in the TARP Capital Purchase Program (calculated on a 20-day trailing average closing price). The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants would be subject to customary anti-dilution adjustments for any stock dividends, stock splits or similar transactions or certain below market issuances by us of common stock or securities convertible to common stock.

Assuming a market value per share of our common stock for these purposes (based on the 20-day trailing average closing price on November 12, 2008) of $4.81, the number of shares of our common stock that would be purchasable under the Warrants issued to Treasury would be approximately 142,780 (assuming the maximum Senior Preferred Stock investment by Treasury of $4.578 million). Based on these assumptions, we estimate that the ownership percentage of the current shareholders would be diluted by approximately 4.4% if the warrants were exercised. The amount of actual dilution will depend on the actual amount of capital received and on the average price of the Company’s stock for the 20-day period prior to Treasury approval.

The Warrants would have a term of ten years. The Warrants would be immediately exercisable and would not be subject to restrictions on transfer; however, Treasury would only be permitted to exercise or transfer one-half of the Warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of at least 100% of the issue price of the Senior Preferred Stock from one or more Qualified Equity Offerings and (ii) December 31, 2009. If we received aggregate gross proceeds of at least 100% of the issue price of the Senior Preferred Stock from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of our common stock underlying the Warrants would be reduced by 50%. Treasury would agree not to exercise voting power with respect to any of the shares of common stock issued to it upon exercise of the Warrants; persons to whom Treasury subsequently transferred these shares would not be bound by this voting restriction. As noted above under “Terms of the TARP Capital Purchase Program – General Terms of Senior Preferred Stock”, in certain instances we may be required to register the Warrants and the underlying common stock with the SEC.

Terms Affecting Common Stock and Any Other Preferred Stock. As long as shares of the Senior Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Stock are fully paid, we would not be permitted to declare or pay dividends on our common stock, shares of any junior preferred shares or shares of any preferred shares ranking pari passu (equally) with the Senior Preferred Stock (other than in the case of preferred stock ranking pari passu with the Senior Preferred Stock, dividends on a pro rata basis with the Senior Preferred Stock, and in the case of junior preferred shares, dividends paid solely in common stock), nor would we be permitted to repurchase or redeem any shares of common stock or preferred stock other than the Senior Preferred Stock. Unless the shares of Senior Preferred Stock have been transferred or redeemed by us in whole, until the third anniversary of Treasury’s investment in the Senior Preferred Stock, (subject to certain exceptions) any dividends on our common stock would be prohibited without the prior approval of Treasury. Currently, we do not pay dividends on our common stock. In addition, unless the shares of Senior Preferred Stock have been transferred or redeemed in whole, until the third anniversary of Treasury’s investment, Treasury’s consent would be required for any share repurchases other than repurchases of the Senior Preferred Stock and repurchases of shares of junior preferred stock or shares of common stock in connection with any benefit plan in the ordinary course of business and consistent with past practice.

Executive Compensation. To participate in the TARP Capital Purchase Program, we would be required to adhere to Treasury’s standards for executive compensation and corporate governance for the period during which Treasury holds any equity securities issued by us under the TARP Capital Purchase Program. These standards, which generally would apply to our chief executive officer, chief financial officer, plus the next three most highly compensated executive officers (collectively referred to as “senior executives”), include the following: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of our company; (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting certain severance payments to a senior executive, generally referred to as “golden parachute” payments, above specified limits set forth in the U.S. Internal Revenue Code; and (4) agreeing not to deduct for federal income tax purposes executive compensation in excess of $500,000 for each senior executive – for this purpose, all compensation paid to the senior executive for the applicable tax year is taken into account, including certain qualified performance-based compensation normally deductible under Section 162(m) of the U.S. Internal Revenue Code. The adoption of these standards is not expected to affect the existing compensation arrangements with our senior executives.

The foregoing description of the TARP Capital Purchase Program is based on the information currently available regarding the TARP Capital Purchase Program and does not purport to be complete. The final terms of our participation in the TARP Capital Purchase Program, including the specific terms of the Senior Preferred Stock and the Warrants, would be set forth in investment agreements and related documents to be issued by Treasury and executed by us. The general forms of these investment agreements and related documents are available on Treasury’s website, at www.treas.gov/initiatives/eesa/application-documents.

Potential Anti-Takeover Effect of Preferred Stock

The Articles Amendment Proposal could have the effect of discouraging, delaying or preventing unsolicited takeover attempts of the Company, even if such proposed actions would be beneficial to the Company’s shareholders. For example, shares of the authorized preferred stock could be issued (in a transaction other than under the TARP Capital Purchase Program) in such amounts and on such terms so as to make it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. The presence of outstanding preferred stock could increase the total consideration to be paid by a potential acquiror, possibly, depending on the terms of the preferred stock, to the point of being cost-prohibitive to the potential acquiror or to the point of materially reducing the consideration to be paid to the holders of our common stock. Our board of directors also could, although it has no present intention of doing so, issue shares of preferred stock to persons who indicate that they would support the board in opposing any unsolicited takeover proposal.

We believe that the flexibility to issue preferred stock can enhance our board of directors’ arm’s-length bargaining capability on behalf of our shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, preferred stock could be used by our board of directors to make a change in control of our company more difficult. Our board of directors may issue preferred stock for capital raising transactions, acquisitions, joint ventures, or other corporate purposes where such issuance has the effect of making an acquisition of the company more difficult or costly, as could also be the case if our board of directors were to issue additional common stock for such purposes.

Text of Proposed Amendment

The full text of the proposed amendment to our articles of incorporation is attached to this proxy statement as Appendix A. The actual text of the amendment may vary as may be determined by the board of directors to comply with regulatory requirements and to effectuate the filing of same with the Florida Secretary of State. If the proposed amendment is adopted, our board of directors would be authorized to issue shares of preferred stock from time to time in one or more series, with full, limited or no voting rights, and with such other rights, preferences, privileges and limitations as may be determined by the board. The authority of our board of directors in this regard would include, but not be limited to, the determination or fixing of the following with respect to shares of any series of preferred stock:

•	the division of the shares of preferred stock into series and the designation and authorized number of shares (up to the number of shares authorized) in each series;

•	the dividend rate and whether dividends are to be cumulative;

•	whether the shares are to be redeemable, and, if so, whether redeemable for cash, property or rights;

•	the liquidation rights to which the holders of the shares will be entitled, and the preferences, if any;

•	whether the shares will be subject to the operation of a sinking fund, and, if so, upon what conditions;

•

whether the shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting rights of the shares, which may be full, limited or none, except as otherwise required by law;

•	the preemptive rights, if any, to which the holders of the shares will be entitled and any limitations thereon;

•

whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

•	any other rights, preferences, privileges and restrictions.

The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of preferred stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of our common stock and there might be restrictions placed on our ability to declare dividends on the our common stock or to repurchase shares of our common stock (as is the case under the TARP Capital Purchase Program). The issuance of preferred stock having voting rights would dilute the voting power of the holders of common stock. To the extent that preferred stock is made convertible into shares of our common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of preferred stock would normally receive superior rights in the event of any dissolution, liquidation, or winding up of our company, thereby diminishing the rights of the holders of common stock to distribution of the Company’s assets.

The actual effect of the issuance of any shares of preferred stock, other than pursuant to the TARP Capital Purchase Program, upon the rights of holders of our common stock cannot be known until our board of directors determines the specific terms of any shares of preferred stock. For a discussion of what the effects would be upon the rights of holders of the common stock of the Senior Preferred Stock issued pursuant to the TARP Capital Purchase Program, see “—Terms of the TARP Capital Purchase Program-Terms Affecting Common Stock and Any Other Preferred Stock” above.

If the Articles Amendment Proposal is approved, the proposed amendment will become effective upon the filing of the articles of amendment with the Secretary of State of the State of Florida, which we expect we would do promptly following the special meeting.

Adoption of the Articles Amendment Proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting. Abstentions and broker non-votes will have no effect on the Articles Amendment Proposal.

Our board of directors unanimously recommends that you vote FOR this proposal.

PROPOSAL TWO: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING, IF NECESSARY

In the event there are not sufficient votes at the time of the special meeting to approve the Articles Amendment Proposal, our board of directors may propose to adjourn the special meeting to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to the provisions of our bylaws, no notice of an adjourned meeting need be given to shareholders if the date, time and place of the adjourned meeting are announced at the special meeting.

In order to permit proxies that have been received by us at the time of the special meeting to be voted for an adjournment, if necessary, we have submitted this proposal (the “Adjournment Proposal”) to you as a separate matter for your consideration. In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting and any later adjournments. If shareholders approve the Adjournment Proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the Articles Amendment Proposal, including the solicitation of proxies from shareholders who have previously voted against the Articles Amendment Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if proxies representing a sufficient number of votes against the Articles Amendment Proposal have been received, we could adjourn the special meeting without a vote on the Articles Amendment Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Articles Amendment Proposal.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting is required to approve the Adjournment Proposal, if this proposal becomes necessary. Abstentions and broker non-votes will have no effect on the Adjournment Proposal. No proxy that is specifically marked AGAINST the Articles Amendment Proposal will be voted in favor of the Adjournment Proposal unless that proxy is specifically marked FOR approval of the Adjournment Proposal.

Our board of directors believes that if the number of shares present or represented by proxy at the special meeting and voting in favor of the Articles Amendment Proposal is not sufficient to approve Articles Amendment Proposal, it is in the best interests of the shareholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes to adopt the amendment.

Our board of directors unanimously recommends that you vote FOR this proposal.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the next annual meeting of the Company expected to be held in April 2009, must be in writing and received by the President of OptimumBank Holdings, Inc. at our main offices, 2477 East Commercial Boulevard, Fort Lauderdale, FL 33308, no later than December 1, 2008. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in the Company’s proxy statement and form of proxy for that meeting.

OTHER MATTERS

To the best knowledge, information and belief of our board of directors, there are no matters that are to be acted upon at the special meeting other than as described in this proxy statement. If such matters arise, the form of proxy provides that discretionary authority is conferred on the designated persons in the enclosed form of proxy to vote with respect to such matters.

APPENDIX A

AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

OPTIMUMBANK HOLDINGS, INC.

Article III of the Articles of Incorporation of OptimumBank Holdings, Inc. is hereby deleted in its entirety and the following new Article III is inserted in its place:

ARTICLE III

(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 12,000,000 shares, of which 6,000,000 shares shall be common stock, $.01 par value per share (“Common Stock”), and of which 6,000,000 shares shall be preferred stock, no par value (“Preferred Stock”).

(b) The Board of Directors of the corporation is hereby granted the authority, subject to the provisions of this Article III and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.

(c) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

(vii)	Any other relative rights, preferences and limitations of that series.

(d) The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the Corporation to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Corporation shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock shall be entitled to share ratably in all the remaining assets of the Corporation.

OPTIMUMBANK HOLDINGS, INC.

VOTE BY INTERNET OR TELEPHONE QUICK *** EASY *** IMMEDIATE

As a stockholder of OptimumBank Holdings, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on December [18], 2008.

Vote Your Proxy on the Internet:	OR	Vote Your Proxy by Phone:	OR	Vote Your Proxy by mail:
Call 1 (866) 894-0537
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE

VOTING ELECTRONICALLY OR BY PHONE.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF OPTIMUMBANK HOLDINGS, INC.’S BOARD OF DIRECTORS.	Please mark your votes like this	☒

		FOR	AGAINST	ABSTAIN

1.	AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE 6,000,000 SHARES OF PREFERRED STOCK	☐	☐	☐
		FOR	AGAINST	ABSTAIN

2.	ADJOURNMENT OF SPECIAL MEETING IF NECESSARY	☐	☐	☐

UPON FINAL APPROVAL FORWARD INTERNET & TELEPHONE VOTING	COMPANY ID:

TO	PROXY NUMBER:

SUNGUARD	ACCOUNT NUMBER:
WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS

Signature	Signature	Date	_____________________	, 2008

IMPORTANT—PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

[BLANK]

☐ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ☐

OPTIMUMBANK HOLDINGS, INC.

P R O X Y

FOR SPECIAL MEETING OF SHAREHOLDERS

December [19], 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT J. FINCH and RICHARD L. BROWDY, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held on December [19], 2008, at 10:00 a.m. or at any adjournment thereof. Such shares shall be voted as indicated with respect to the proposal listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

(CONTINUED, AND TO BE MARKED, SIGNED AND DATED ON THE REVERSE SIDE)